Exhibit (a)(14)(A)

Exela Technologies Announces Management and Directors Tendering Exela Common Stock into Preferred Stock

March 8, 2022

IRVING, Texas, March 08, 2022 (GLOBE NEWSWIRE) -- Exela Technologies, Inc. (“Exela” or the “Company”) (NASDAQ:XELA), announced today that directors, executive officers and affiliates have informed that Company that they intend to tender in the aggregate over 5 million shares of common stock in the pending exchange offer. That total includes 1,528,160 shares of common stock that the Company’s Executive Chairman, Par Chadha, intends to tender.

The Corporate Actions department at your broker can initiate the tender process. If you are having difficulty instructing your broker, you may contact

D.F. King & Co., Inc., the information agent for the Offer, for assistance by calling toll-free: (888) 644-6071 or visit https://to.exelatech.com/ for this purpose.

The Exchange Offer will expire at 11:59 p.m., New York City time, on March 10, 2022 (unless extended). Shareholders who wish to participate in the exchange offer should instruct their broker to tender their shares well before the expiration time, to give their broker sufficient time to tender their shares

This press release is for informational purposes only and shall not constitute an offer to sell or exchange nor the solicitation of an offer to buy the Preferred Stock or any other securities. The Offer is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Preferred Stock will be made only by means of the Offer to Exchange.

The complete terms and conditions of the Offer are set forth in the Amended and Restated Offer to Exchange dated February 24, 2022, and the related third amended and restated letter of transmittal that has been filed with the Securities and Exchange Commission on Schedule TO, and the subsequent amendments of the Schedule TO. Shareholders of Exela are strongly encouraged to read the Schedule TO and related exhibits because they contain important information about the Offer. The Schedule TO and related exhibits are available without charge at the Securities and Exchange Commission's website at http://www.sec.gov.

About Exela Technologies

Exela Technologies is a business process automation (BPA) leader, leveraging a global footprint and proprietary technology to provide digital transformation solutions enhancing quality, productivity, and end-user experience. With decades of experience operating mission-critical processes, Exela serves a growing roster of more than 4,000 customers throughout 50 countries, including over 60% of the Fortune® 100. Utilizing foundational technologies spanning information management, workflow automation, and integrated communications, Exela’s software and services include multi-industry, departmental solution suites addressing finance and accounting, human capital management, and legal management, as well as industry-specific solutions for banking, healthcare, insurance, and the public sector. Through cloud-enabled platforms, built on a configurable stack of automation modules, and over 17,500 employees operating in 23 countries, Exela rapidly deploys integrated technology and operations as an end-to-end digital journey partner.

Forward-Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "may", "should", "would", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "continue", "future", "will", "expect", "outlook" or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, estimated or anticipated future results and benefits, future opportunities for Exela, and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties, including without limitation those discussed under the heading "Risk Factors" in the Offer to Exchange and Exela's Annual Report and other securities filings. In addition, forward-looking statements provide Exela's expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela's assessments to change. These forward-looking statements should not be relied upon as representing Exela's assessments as of any date subsequent to the date of this press release.

Investor and/or Media Contacts:

Vincent Kondaveeti

E: vincent.kondaveeti@exelatech.com

Mary Beth Benjamin

E: IR@exelatech.com

Source: Exela Technologies, Inc.